Exhibit 10.6

THIS SECURITY HAS NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE, IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933 OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF SUCH ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, ALL AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO MAKER.

CONVERTIBLE PROMISSORY NOTE

US$1,944,444	Date: __________________, 2024

Subject to the terms and conditions of this Convertible Promissory Note (this “Note”), Currenc Group Inc., a Cayman Islands exempted company with limited liability (the “Issuer”), for good and valuable consideration received, hereby promises to pay to the order of Pine Mountain Holdings Limited (such person and any permitted transferee thereof, the “Holder”), the principal amount of US$1,944,444, together with interest thereon pursuant to the terms of this Note. This Note is being issued pursuant to a Convertible Note Purchase Agreement, dated as of [●], 2024 (the “Purchase Agreement”), between the Issuer and Pine Mountain Holdings Limited. The Purchase Agreement contains terms governing the rights of the Holder, and all provisions of the Purchase Agreement are hereby incorporated herein in full by reference. Unless otherwise indicated herein, capitalized terms used in this Note have the same meanings set forth in the Purchase Agreement.

11	DEFINED TERMS

The terms defined in this Article 1 (except as herein otherwise expressly provided or unless the context otherwise requires) for all purposes of this Note shall have the respective meanings specified in this Article 1.

“Additional Amounts” shall have the meaning specified in Section 6.1.1.

“Board of Directors” shall have the meaning specified in Section 5.4.1.

“Business Combination Agreement” means the business combination agreement dated August 3, 2022, among the Issuer, Seamless Group Inc. and FINTECH Merger Sub, was amended by an amendment dated October 20, 2022, an amendment dated November 29, 2022 and an amendment dated February 20, 2023 (as further amended from time to time).

“Business Combination Closing” means the closing of the Business Combination Agreement.

“Business Day” means any day that is not a Saturday, a Sunday or another day on which banks are required or authorized by law to be closed in New York City.

“close of business” means 5:00 p.m. (New York City time).

“Closing Sale Price” of any securities on any date means the closing sale price per security (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the New York Stock Exchange (or the principal U.S. national or regional securities exchange on which such securities are traded). If such securities are not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Closing Sale Price” shall be the last quoted bid price for such securities in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If such securities are not so quoted, the “Closing Sale Price” shall be the average of the midpoint of the last bid and ask prices for such securities on the relevant date from each of at least three nationally recognized independent investment banking firms reasonably selected by the Issuer for this purpose. If there is no bid price or no ask price for such securities on the relevant date, then the “Closing Sale Price” shall be the value per security of such securities as of the close of business on the relevant date as determined by a nationally recognized independent investment banking firm retained by the Issuer for such purpose as most accurately reflecting the per security price that a fully informed buyer, acting on its own accord, would pay to a fully informed seller, acting on its own accord in an arms-length transaction, for one such security.

“Conversion Date” shall have the meaning specified in Section 5.2.2.

“Conversion Price” shall have the meaning specified in Section 5.3.

“Conversion Rate” shall have the meaning specified in Section 5.3.

“Conversion Securities” mean the Securities issuable upon conversion in whole or in part of the Note.

“Default” means any event that is, or after notice or passage of time, or both, would be, an Event of Default.

“Defaulted Amounts” means any amounts on this Note (including principal, interest, any redemption or repurchase price) that are payable but are not punctually paid or duly provided for.

“Dispute” shall have the meaning specified in Section 9.2.

“Distributed Assets” shall have the meaning specified in Section 5.4.4.

“Effective Registration Date” means the date when the Interest Shares and/or the Conversion Shares are freely tradable.

“Encumbrance” means any security interest, pledge, mortgage, lien, charge, claim, hypothecation, title defect, right of first option or refusal, right of pre-emption, third-party right or interests, put or call right, adverse claim of ownership or use, or other encumbrance of any kind.

“Event of Default” shall have the meaning specified in Section 4.1.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expiration Date” shall have the meaning specified in Section 5.4.6.

“Expiration Time” shall have the meaning specified in Section 5.4.6.

“Holder” shall have the meaning specified in the preamble.

“Interest Conversion Rate” shall have the meaning specified in Section 2.2.

“Interest Payment Date” shall have the meaning specified in Section 2.1.

“Interest Shares” shall have the meaning specified in Section 2.2.

“Issuer” shall have the meaning specified in the preamble.

“Maturity Date” shall have the meaning specified in Section 3.1.

“Merger Event” shall have the meaning specified in Section 5.5.1.

“Note” shall have the meaning specified in the preamble.

“Ordinary Shares” means the ordinary shares, par value US$0.0001per share, of the Issuer.

“Permitted Equity Awards” means options, restricted shares, restricted share units or other equity awards of the Issuer as identified in the Business Combination Agreement.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization.

“PFIC” shall have the meaning specified in Section 6.9.

“Purchase Agreement” shall have the meaning specified in the preamble.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which the holders of the Ordinary Shares (or other applicable security) have the right to receive any cash, securities or other property or in which the Ordinary Shares (or such other security) is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of security holders entitled to receive such cash, securities or other property (whether such date is fixed by the Board of Directors, statute, contract or otherwise).

“Reference Price” shall have the meaning specified in Section 5.3.

“Reference Property” shall have the meaning specified in Section 5.5.1.

“Registration Rights Agreement” means the Registration Rights Agreement entered into by and between the Company and the Purchaser.

“Related Business” means the business of money remittance services.

“Relevant Securities” shall have the meaning specified in Section 5.4.7.

“Relevant Jurisdiction” shall have the meaning specified in Section 6.1.1.

“Relevant Taxing Jurisdiction” shall have the meaning specified in Section 6.1.1.

“Repurchase Date” shall have the meaning specified in Section 6.6.

“Securities” means any Ordinary Shares or any equity interest in, or shares of any class in the share capital (ordinary, preferred or otherwise) of, the Issuer, or any securities convertible, exercisable or exchangeable for or deriving from any Ordinary Shares or such equity interest or shares of any class in the share capital of the Issuer, or any rights to participate in the profits of the Issuer, or any options, warrants or rights to acquire any of the above.

“Securities Act” shall have the meaning specified in the legend above.

“Spin-Off” shall have the meaning specified in Section 5.4.4.

“Spin-Off Valuation Period” shall have the meaning specified in Section 5.4.4.

“Successor Company” shall have the meaning specified in Section 11.1.1.

“Trigger Event” shall have the meaning specified in Section 5.4.4.

“US$ or $” refers to United States dollars, the lawful currency of the United States.

“VWAP” means volume-weighted average price of the Ordinary Shares, and calculated by adding up the US$ traded for every transaction (price multiplied by number of Ordinary Shares traded) and then dividing by the total Ordinary Shares traded for the day.

12	PAYMENT OF INTEREST

12.1	Interest Payments. Interest shall accrue on the principal amount of the Note (in each case computed on the basis of a 365/366-day year and the actual number of days elapsed in any year) at a simple rate equal to 12.00% per annum. The Issuer shall pay to the Holder all accrued interest in cash or stock quarterly on each March [●], March [●], September [●] and December [●], of each year (each, an “Interest Payment Date”), commencing on [●], 2024 and including the Maturity Date. Interest shall accrue on any principal payment due under this Note until such time as payment therefor is actually delivered to the Holder; provided that if any portion of the principal amount is duly converted into Ordinary Shares pursuant to and in accordance with the Note, interest shall cease to accrue on the portion of the principal amount being converted upon completion of such conversion in accordance with Section 5.2.

12.2	If the Issuer chooses to pay any interest by the new issue of Ordinary Shares, such new Ordinary Shares (“Interest Shares”) shall be valued at the lower of (i) the Conversion Rate, and (ii) a 10% discount to the lowest daily VWAP in the 7 trading days prior to the Interest Payment Date (“Interest Conversion Rate”).

12.3	Payment of Interest Upon Conversion. Accrued and unpaid interest that would have been payable on the next Interest Payment Date will not be payable with respect to any portion of the Note submitted for conversion prior to such Interest Payment Date except for (i) a Note submitted for conversion after the last Interest Payment Date prior to the Maturity Date; or (ii) to the extent of any Defaulted Amount, if any Defaulted Amount exists at the time of conversion with respect to the Note.

13	PAYMENT OF PRINCIPAL ON NOTE

13.1	Scheduled Payment. Unless converted, redeemed or repurchased in full in accordance with the terms of this Note, the principal amount (including any accrued and unpaid interest) of this Note shall be due and payable on the date which occurs eighteen (18) months after the date hereof (the “Maturity Date”).

13.2	Payment. All amounts payable on or in respect of this Note or the indebtedness evidenced hereby shall be paid to the account designated by the Holder in U.S. dollars, in immediately available funds on the date that any principal, interest or other payment is due and payable hereunder. If any such payment date falls on a day that is not a Business Day, the required payment will be made on the next succeeding Business Day.

13.3	Pre-Payment. Issuer shall have the right to prepay the Note in full at any time for 120% of total outstanding balance by providing at least thirty (30) Business Days advance written notice of such intent to prepay.

14	EVENTS OF DEFAULT; REMEDIES ON DEFAULT

14.1	Event of Default. An “Event of Default” shall exist if any of the following conditions or events shall occur, whatever the reason or cause for such Event of Default and whether it is voluntary or involuntary or is effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any governmental authority or otherwise:

14.1.1	the Issuer defaults in the payment of principal on the Note, or any redemption or repurchase price with respect to the Note, when the same becomes due and payable, whether at maturity or at a date fixed for payment or prepayment, or by declaration or otherwise;

14.1.2	the Issuer defaults in the payment of interest on the Note when the same becomes due and payable, whether at maturity, on an Interest Payment Date or at a date fixed for payment or prepayment, or by declaration or otherwise, and such failure to pay is not cured within three (3) Business Days after the occurrence thereof;

14.1.3	the Issuer fails to perform and comply with its obligation to convert all or a portion of the Note in accordance with Article 5 upon the exercise by the Holder of its conversion rights, and such failure continues for a period of five (5) Business Days;

14.1.4	the Issuer fails to comply with any other provisions of this Note or the Purchase Agreement, and such failure is not remedied within twenty (20) Business Days after the Issuer receives written notice thereof from the Holder;

14.1.5	the Issuer (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or winding-up or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property or (v) is adjudicated as insolvent or to be liquidated; or

14.1.6	a court or governmental authority of competent jurisdiction enters an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Issuer, or any such petition shall be filed against the Issuer and such petition shall not be dismissed within sixty (60) days.

14.2	Acceleration.

14.2.1	The Issuer shall promptly deliver a written notice to the Holder upon the occurrence of an Event of Default.

14.2.2	If any Event of Default specified in Section 4.1.5or 4.1.6 has occurred, 100% of the outstanding principal of, and accrued and unpaid interest on, the Note shall automatically become immediately due and payable without any action on the part of the Holder.

14.2.3	If any other Event of Default has occurred and is continuing, the Holder may at any time at his, her or its option, by notice to the Issuer, declare the Note to be immediately due and payable, and upon any such declaration the Note (including any accrued and unpaid interest thereon) shall be immediately due and payable.

14.2.4	Upon the Note becoming due and payable under this Section 4.2, whether automatically or by declaration, the Note will forthwith mature and the entire unpaid principal amount (including any accrued and unpaid interest) shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived.

14.3	Other Remedies.

If any Event of Default has occurred and is continuing, and irrespective of whether the Note has become or has been declared immediately due and payable under Section 4.2, the Holder may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein, for an injunction against a violation of any of the terms hereof or thereof or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

14.4	No Waivers or Election of Remedies; Expenses. No course of dealing and no delay on the part of the Holder in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. The Issuer shall pay the principal amount (including any accrued and unpaid interest) of the Note without any deduction for any setoff or counterclaim. No right, power or remedy conferred by the Purchase Agreement or by the Note upon the Holder shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. The Issuer will pay to the Holder on demand such further amount as shall be sufficient to cover all reasonable costs and expenses of the Holder incurred in any enforcement or collection under this Article 4, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

15	CONVERSION

15.1	Conversion.

15.1.1	Conversion by Holder. At any time prior to the close of business on the Business Day immediately preceding the Maturity Date, the Holder shall have the right to, from time to time and at the Holder’s option, convert all or any portion of the outstanding principal amount (including any accrued and unpaid interest) of this Note to fully paid Ordinary Shares at the applicable Conversion Rate, in accordance with the provisions of this Article 5.

15.1.2	Conversion by the Issuer. At any time prior to the close of business on the Business Day immediately preceding the Maturity Date, the Issuer shall have the right to, from time to time and at the Issuer’s option, convert all or any portion of the outstanding principal amount (including any accrued and unpaid interest) of this Note to fully paid Ordinary Shares at 105% of the applicable Conversion Rate, in accordance with the provisions of this Article 5.

15.1.3	For the avoidance of doubt, any reference in this Note to the conversion of the Note into Ordinary Shares shall mean the issuance of Ordinary Shares following conversion of the Note in accordance with the procedure set forth in Section 5.2.

15.2	Conversion Procedure.

15.2.1	Subject to Section 5.2.2, this Note shall be deemed to have been converted immediately prior to the close of business on the date (the “Conversion Date”) that the Holder (or the Issuer as the case may be) has delivered, by electronic mail, courier or any other method of delivery permitted under Section 12.3, a written notice of conversion and the Note for cancellation to the Issuer (or the Holder as the case may be). Following the close of business on the Conversion Date, the rights of the Holder as holder of this Note to the extent of the conversion shall cease, and the Person or Persons in whose name or names the Ordinary Shares are to be issued upon such conversion shall be deemed to have become the holder or holders of record of the Ordinary Shares represented thereby.

15.2.2	As soon as possible upon each conversion, and in any event within five (5) Business Days after the relevant Conversion Date, the Issuer shall:

(a)	issue the number of Ordinary Shares to be issued upon conversion to be issued to the Holder, (B) cause the share certificate(s) evidencing such Ordinary Shares (if share certificates are issued by the Holder generally) to be executed and delivered to the Holder (or, if applicable, the custodian designated by the Holder), and (C) deposit such Ordinary Shares with the Holder (or, if applicable, the custodian designated by the Holder), in the name and on behalf of the Holder;

(b)	to issue and deliver to the securities account designated by the Holder a book-entry transfer for the number of Ordinary Shares to which the Holder shall be entitled to upon such conversion pursuant to Section 5.1; and

(c)	deliver to the Holder a new Note representing any portion of the principal amount that was represented by the Note surrendered to the Issuer in connection with such conversion, but which was not converted, or which could not be converted because it would have required the issuance of a fractional Ordinary Shares.

The converting Holder shall cooperate with the Issuer and the Depositary to facilitate the process outlined above.

15.2.3	If a fractional Ordinary Shares would, except for the provisions hereof, be deliverable upon conversion of this Note, the Issuer, in lieu of delivering such fractional Ordinary Shares, shall in the event the conversion is being consummated in connection with repayment in full of the Note, pay in cash an amount equal to the market price of such fractional share based on the Closing Sale Price of the Ordinary Shares on the Conversion Date.

15.2.4	The issuance of the Ordinary Shares upon conversion of this Note shall be made without charge to the Holder hereof for any issuance tax in respect thereof or other cost incurred by the Issuer in connection with such conversion and the related issuance of Ordinary Shares, unless the tax is due because the Holder requests such Ordinary Shares to be issued in a name other than the holder’s name, in which case the Holder shall pay such tax. Upon conversion of this Note, the Issuer shall take all such actions and execute and deliver all such documents as are necessary or reasonably requested by the Holder in order to ensure that the Ordinary Shares issuable with respect to such conversion shall be validly issued in accordance with Section 5.2.2, fully paid and nonassessable.

15.2.5	The Issuer shall not close its books against the transfer of Ordinary Shares issued or issuable upon conversion of this Note in any manner which interferes with the timely conversion of this Note.

15.3	Conversion Rate. The initial Conversion Rate shall be 100 Ordinary Shares (subject to adjustment as provided in this Article 5, the “Conversion Rate”) per US$1,000 principal amount of the Note, representing a conversion price (“Conversion Price”) of US$10.00 per Ordinary Shares (as appropriately adjusted to reflect any adjustment to the Conversion Rate, the “Reference Price”). The Conversion Rate shall be subject to adjustment from time to time pursuant to Sections 5.4 or 5.5., and shall also be subject to adjustment as follows:

15.3.1	On the Effective Registration Date and three (3) and six (6) months following the Effective Registration Date, the Conversion Price is subject to downward reset to a Conversion Price which is the average VWAP in the 7 trading days prior to the Interest Payment Date, subject to a floor of US$2.00.

15.3.2	The Conversion Price is subject to a price match if the Issuer issues equity at a lower price in the future.

15.3.3	The Conversion Rate shall be adjusted accordingly.

15.4	Adjustments to Conversion Rate. No adjustment shall be made for the issuance of the Interest Shares. Subject to this, the Conversion Rate shall be adjusted from time to time by the Issuer as set out below:

15.4.1	In case the Issuer shall, at any time or from time to time while the Note is outstanding, pay a dividend in Ordinary Shares or make a distribution in Ordinary Shares to all or substantially all holders of Ordinary Shares, then the Conversion Rate shall be adjusted based on the following formula:

where

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the Record Date for such dividend or distribution;
CR1	=	the Conversion Rate in effect on the Record Date for such dividend or distribution;
OS0	=	the number of Ordinary Shares outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the Record Date for such dividend or distribution; and
OS1	=	the number of Ordinary Shares that would be outstanding immediately after, and solely as a result of, such dividend or distribution.

Any adjustment made pursuant to this Section 5.4.1 shall become effective immediately prior to 9:00 a.m., New York City time, on the Record Date for such dividend or distribution. If any dividend or distribution that is the subject of this Section 5.4.1 is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors of the Issuer (the “Board of Directors”) publicly announces its decision not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared. For purposes of this Section 5.4.1, the number of Ordinary Shares outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the Record Date for such dividend or distribution shall not include Ordinary Shares held in treasury, if any. The Issuer shall not pay any dividend or make any distribution on Ordinary Shares held in treasury, if any.

15.4.2	In case outstanding Ordinary Shares shall be subdivided or split into a greater number of Ordinary Shares or combined or reverse split into a smaller number of Ordinary Shares (in each case, other than as a result of a transaction for which appropriate adjustment has been made in accordance with Section 5.5), the Conversion Rate shall be adjusted based on the following formula:

where

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the effective date of such subdivision, split, reverse split or combination;
CR1	=	the Conversion Rate in effect on the effective date of such subdivision, split, reverse split or combination;
OS0	=	the number of Ordinary Shares outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the effective date of such subdivision, split, reverse split or combination; and
OS1	=	the number of Ordinary Shares that would be outstanding immediately after, and solely as a result of, such subdivision, split, reverse split or combination.

Any adjustment made pursuant to this Section 5.4.2 shall become effective immediately prior to 9:00 a.m., New York City time, on the effective date of such subdivision, split, reverse split or combination.

15.4.3	In case the Issuer shall issue rights (other than rights issued pursuant to a shareholders’ rights plan or a dividend or distribution in Ordinary Shares as set forth in Section 5.4.1 above), options or warrants to all or substantially all holders of Ordinary Shares, other than an issuance as a result of a transaction for which appropriate adjustment has been made in accordance with Section5.5, entitling them to purchase, for a period expiring within forty-five (45) calendar days of the date of issuance, Ordinary Shares at a price per Ordinary Share less than the average of the Closing Sale Prices of Ordinary Shares during the ten (10) consecutive trading day period ending on the trading day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be increased based on the following formula:

where

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the Record Date for such issuance;
CR1	=	the Conversion Rate in effect on the Record Date for such issuance;
OS0	=	the number of Ordinary Shares outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the Record Date for such issuance;
X	=	the total number of Ordinary Shares issuable pursuant to such rights, options or warrants; and
Y	=	the number of Ordinary Shares equal to the quotient of (x) aggregate price payable to exercise such rights, options or warrants, divided by (y) the average of the Closing Sale Prices of Ordinary Shares during the ten (10) consecutive trading day period ending on the trading day immediately preceding the date of announcement of such issuance.

No adjustment shall be made in relation to any issue of Ordinary Shares pursuant to the exercise of warrants issued to the Holder in conjunction with this Note issuance.

Any adjustment made pursuant to this Section 5.4.3 shall become effective immediately prior to 9:00 a.m., New York City time, on the Record Date for such issuance. If any rights, options or warrants described in this Section 5.4.3 are not so issued, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to issue such rights, options or warrants, to the Conversion Rate that would then be in effect if such issuance had not been declared. To the extent that such rights, options or warrants are not exercised prior to their expiration or Ordinary Shares are otherwise not delivered pursuant to such rights, options or warrants upon the exercise of such rights, options or warrants, the Conversion Rate shall be readjusted to the Conversion Rate that would then be in effect had the adjustments made upon the issuance of such rights, options or warrants been made on the basis of delivery of only the number of Ordinary Shares actually delivered. In determining the aggregate price payable to exercise such rights, options and warrants, there shall be taken into account any consideration received by the Issuer for such rights, options or warrants and the value of such consideration (if other than cash, to be determined in good faith by the Board of Directors). For purposes of this Section 5.4.3, the number of Ordinary Shares outstanding at 5:00 p.m., New York City time, on the trading day immediately preceding the Record Date for such issuance shall not include Ordinary Shares held in treasury, if any. The Issuer shall not issue any such rights, options or warrants in respect of Ordinary Shares held in treasury, if any.

15.4.4	In case the Issuer shall, by dividend or otherwise, distribute to all or substantially all holders of Ordinary Shares any class of capital stock of the Issuer or evidences of its indebtedness or assets (including securities, but excluding (i) any dividends or distributions referred to in Section 5.4.1, (ii) any rights, options or warrants referred to in Section 5.4.3, (iii) any dividends or distributions of exclusively cash referred to in Section 5.4.5, (iv) any dividends or distributions as a result of a transaction for which appropriate adjustment has been made in accordance with Section 5.5, or (v) any Spin-Offs to which the provisions set forth below in this Section 5.4.4 applies) (any of such class of capital stock, evidences of indebtedness or assets, including those subject to any Spin-Off, the “Distributed Assets”), then, in each such case, the Conversion Rate shall be increased based on the following formula:

where

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the Record Date for such distribution;
CR1	=	the Conversion Rate in effect on the Record Date for such distribution;
SP0	=	the average of the Closing Sale Prices of Ordinary Shares during the ten (10) consecutive trading day period ending on the trading day immediately preceding the Record Date for such distribution; and
FMV	=	the fair market value on the Record Date for such distribution of the Distributed Assets applicable to one (1) Ordinary Share, as determined in good faith by the Board of Directors.

In the event where there has been a payment of a dividend or other distribution on the Ordinary Shares or shares of capital stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Issuer (a “Spin-Off”) that are, or when issued, will be, traded, listed or admitted for trading or listing on the New York Stock Exchange, the Nasdaq Global Market, the Nasdaq Global Select Market or any other U.S. national securities exchange or market, then the Conversion Rate shall instead be increased based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the end of the Spin-Off Valuation Period (as defined below);
CR1	=	the Conversion Rate in effect immediately after the end of the Spin-Off Valuation Period;
FMV0	=	the average of the Closing Sale Prices of the Distributed Assets during the ten consecutive trading day period commencing on and including the effective date of the Spin-Off (the “Spin-Off Valuation Period”) applicable to one (1) Ordinary Share; and
MP0	=	the average of the Closing Sale Prices of Ordinary Shares during the Spin-Off Valuation Period.

In respect of any conversion during the Spin-Off Valuation Period, references in the portion of this Section 5.4.4 related to Spin-Offs to ten trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the effective date of such Spin-Off to, and including, the Conversion Date in determining the Conversion Rate for such conversion.

Any adjustment made pursuant to this Section 5.4.4 shall become effective immediately prior to 9:00 a.m., New York City time, on the Record Date for such distribution, or, in the case of a Spin-Off, immediately after the end of the Spin-Off Valuation Period. If any dividend or distribution of the type described in this Section 5.4.4 is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, in connection with any dividend or distribution referred to in this Section 5.4.4, the Holder may elect to receive, in lieu of the foregoing adjustments, in respect of each US$1,000 principal amount of the Note, at the same time and upon the same terms as holders of Ordinary Shares receive the Distributed Assets, the amount and kind of Distributed Assets the Holder would have received if such holder had converted such principal amount of the Note into a number of Ordinary Shares at the Conversion Rate as in effect immediately prior to the Record Date for the distribution.

Rights or warrants distributed by the Issuer to all holders of Ordinary Shares entitling the holders thereof to subscribe for or purchase shares of the Issuer’s capital stock (either initially or under certain circumstances), which rights or warrants, until the occurrence of a specified event or events (“Trigger Event”): (i) are deemed to be transferred with such Ordinary Shares; (ii) are not exercisable; and (iii) are also issued in respect of future issuances of Ordinary Shares, shall be deemed not to have been distributed for purposes of this Section 5.4 (and no adjustment to the Conversion Rate under this Section 5.4 will be required) until the occurrence of the earliest Trigger Event, whereupon such rights and warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this Section 5.4.4. If any such right or warrant, including any such existing rights or warrants distributed prior to the date of this Note, are subject to events, upon the occurrence of which such rights or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Record Date with respect to new rights or warrants with such rights. In addition, in the event of any distribution (or deemed distribution) of rights or warrants, or any Trigger Event or other event (of the type described in the preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this Section 5.4 was made, (A) in the case of any such rights or warrants that shall all have been redeemed or repurchased without exercise by any holders thereof, the Conversion Rate shall be readjusted upon such final redemption or repurchase to give effect to such distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or repurchase price received by a holder or holders of Ordinary Shares with respect to such rights or warrants (assuming such holder had retained such rights or warrants), made to all holders of Ordinary Shares as of the date of such redemption or repurchase and (B) in the case of such rights or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights and warrants had not been issued.

15.4.5	In case the Issuer shall pay a dividend or otherwise distribute to all or substantially all holders of its Ordinary Shares a dividend or other distribution of exclusively cash, then the Conversion Rate shall be increased based on the following formula:

where

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the trading day immediately preceding the Record Date for such dividend or distribution;
CR1	=	the Conversion Rate in effect on the Record Date for such dividend or distribution;
SP0	=	the average of the Closing Sale Prices of Ordinary Shares during the ten (10) consecutive trading day period ending on the trading day immediately preceding the Record Date for such dividend or distribution; and
DIV	=	the amount in cash per Ordinary Share the Issuer distributes to holders of its Ordinary Shares.

Any adjustment made pursuant to this Section 5.4.5 shall become effective immediately prior to 9:00 a.m., New York City time, on the Record Date for such dividend or distribution. If any dividend or distribution of the type described in this Section 5.4.5 is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board of Directors publicly announces its decision not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, in connection with any dividend or distribution referred to in this Section 5.4.5, the Holder may elect to receive, in lieu of the foregoing adjustments, in respect of each US$1,000 principal amount of the Note, at the same time and upon the same terms as holders of Ordinary Shares receive such dividend or distribution, the amount of such dividend or distribution in cash the Holder would have received if the such holder had converted such principal amount of the Note into a number of Ordinary Shares at the Conversion Rate as in effect immediately prior to the Record Date for the distribution.

15.4.6	In case of purchases of the Ordinary Shares pursuant to a tender offer or exchange offer made by the Issuer or any Subsidiary of the Issuer for all or any portion of the Ordinary Shares, to the extent that the amount of cash and the fair market value, as determined in good faith by the Board of Directors as of the Expiration Date, of any other consideration included in the payment per Ordinary Share exceeds the average of the Closing Sale Prices of the Ordinary Shares during the ten (10) consecutive trading days commencing on the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender offer or exchange offer (as it may be amended) (the “Expiration Date”), the Conversion Rate shall be increased based on the following formula:

where

CR0	=	the Conversion Rate in effect at 5:00 p.m., New York City time, on the 10th trading day immediately following the trading day next succeeding the Expiration Date;
CR1	=	the Conversion Rate in effect immediately after 5:00 p.m., New York City time, on the 10th trading day immediately following the trading day next succeeding the Expiration Date;
FMV	=	the aggregate amount of cash and fair market value (as determined in good faith by the Board of Directors as of the Expiration Date) of all other consideration, paid or payable for Ordinary Shares validly tendered or exchanged and not validly withdrawn in such tender or exchange offer;
OS1	=	the number of Ordinary Shares outstanding immediately after the last time tenders or exchanges may be made pursuant to such tender offer or exchange offer (the “Expiration Time”), after giving effect to the purchase of all Ordinary Shares, accepted for purchase or exchange in such tender or exchange offer;
OS0	=	the number of Ordinary Shares outstanding immediately before the Expiration Time; and
SP1	=	the average of the Closing Sale Prices of Ordinary Shares during the ten (10) consecutive trading day period commencing on the trading day next succeeding the Expiration Date.

In respect of any conversion during such ten (10) consecutive trading day period, references in this Section 5.4.6 to such ten (10) trading day period shall be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the Expiration Date in determining the Conversion Rate for such conversion.

Any adjustment made pursuant to this Section 5.4.6 shall become effective immediately after 5:00 p.m., New York City time, on the 10th trading day immediately following the trading day next succeeding the Expiration Date. If the Issuer, or one of its Subsidiaries, is obligated to purchase Ordinary Shares pursuant to any such tender or exchange offer, but the Issuer or such Subsidiary is permanently prevented by applicable law from effecting all such purchases or all such purchases are rescinded, the Conversion Rate shall be readjusted to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made. Except as set forth in the preceding sentence, if the application of this Section 5.4.6 to any tender offer or exchange offer would result in a decrease in the Conversion Rate, no adjustment shall be made for such tender offer or exchange offer under this Section 5.4.6.

15.4.7	If and whenever the Issuer shall issue any Ordinary Shares or issue or grant options, warrants or other rights to purchase, subscribe, convert into, exercise or exchange for Ordinary Shares (other than any issuance pursuant to this Note, any other convertible note issued pursuant to the Purchase Agreement or the Other CBs, or upon the grant, vesting or exercise of any Permitted Equity Awards) (the “Relevant Securities”), in each case at a consideration per Ordinary Share (on an as-converted and as-exercised basis) which is less than the Reference Price per Ordinary Share, the Conversion Rate shall be increased based on the following formula:

where

CR0	=	the Conversion Rate in effect immediately prior to the date of issue of the Relevant Securities;
CR1	=	the Conversion Rate in effect as from the date of issue of the Relevant Securities;
A	=	the number of issued and outstanding Ordinary Shares immediately before the issue of the Relevant Securities;
B	=	the number of Ordinary Shares which the aggregate consideration receivable for the issue of the Relevant Securities would purchase at the price equal to (x) the Reference Price divided by (y) the applicable number of Ordinary Shares; and
C	=	the number of issued and outstanding Ordinary Shares immediately after the issue of the Relevant Securities;

provided that references to the number of Ordinary Shares in the above formula shall include all the Ordinary Shares to be issued assuming that all options, warrants or other rights to purchase, subscribe, convert into, exercise or exchange for Ordinary Shares are exercised in full at the initial exercise price on the date of issue of such options, warrants or other rights.

15.4.8	To the extent that the Issuer has a shareholder rights plan in effect upon any conversion of the Note, each Ordinary Shares delivered upon such conversion shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Ordinary Shares delivered upon such conversion shall bear such legends, if any, in each case as may be provided by the terms of any such shareholder rights plan, as the same may be amended from time to time. However, if, prior to any conversion, the rights have separated from the Ordinary Shares pursuant to the provisions of the applicable shareholder rights plan, the Conversion Rate shall be adjusted at the time of separation as if the Issuer had made a distribution as provided in Section 5.4.4, subject to readjustment in the event of the expiration, termination or redemption of such rights.

15.4.9	In addition to those adjustments required by Sections 5.4.1 to 5.4.8 (both inclusive), and to the extent permitted by applicable law and subject to the applicable rules of the Nasdaq Exchange and any other securities exchange on which any of the Issuer’s securities are then listed, the Issuer from time to time may increase the Conversion Rate by any amount for a period of at least twenty (20) Business Days if the Board of Directors determines that such increase would be in the Issuer’s best interest, and the Issuer may (but is not required to) increase the Conversion Rate to avoid or diminish any income tax to holders of the Ordinary Shares or rights to purchase Ordinary Shares in connection with a dividend or distribution of Ordinary Shares (or rights to acquire Ordinary Shares) or similar event.

15.4.10	All calculations under this Article 5 shall be made in good faith by the Issuer in accordance with this Article 5, and shall be made to the nearest cent or to the nearest one-ten thousandth (1/10,000) of an Ordinary Share, as the case may be. The Issuer shall certify to the Holder that all calculations are made in compliance with this Article 5, and shall show the Holder in detail the facts upon which such calculations and adjustments were made.

15.4.11	For purposes of this Section 5.4, the number of Ordinary Shares at any time outstanding shall not include Ordinary Shares held in the treasury of the Issuer but shall include Ordinary Shares issuable in respect of scrip certificates issued in lieu of fractions of Ordinary Shares. The Issuer shall not pay any dividend or make any distribution on Ordinary Shares held in the treasury of the Issuer.

15.4.12	Notwithstanding any of the foregoing sub-sections in this Section 5.4, the applicable Conversion Rate will not be adjusted pursuant to this Section 5.4, (i) if and to the extent that the Holder participates in the transaction that would otherwise give rise to adjustment pursuant to this Section 5.4 on an as-converted basis or (ii) solely by reason of the issuance or conversion of any other Note pursuant to the Purchase Agreement.

15.5	Effect of Recapitalizations, Reclassifications and Changes of the Ordinary Shares.

15.5.1	In the case of:

(a)	any recapitalization, reclassification or change of Ordinary Shares (other than changes resulting from a subdivision or combination),

(b)	any consolidation, merger, combination or similar transaction involving the Issuer,

(c)	any sale, lease or other transfer to a third party of the consolidated assets of the Issuer and the Issuer’s Subsidiaries substantially as an entirety or

(d)	any statutory share exchange,

in each case, as a result of which the Ordinary Shares or the Ordinary Shares would be converted into, or exchanged for, stock, other securities, other property or assets (including cash or any combination thereof) (any such event, a “Merger Event”), then, prior to or at the effective time of such Merger Event, the Issuer or the successor or purchasing Person, as the case may be, shall execute an amendment to the Note providing that, at and after the effective time of such Merger Event, the right to convert each US$1,000 principal amount of the Note shall be changed into a right to convert such principal amount of Note into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of Ordinary Shares equal to the Conversion Rate immediately prior to such Merger Event would have owned or been entitled to receive (the “Reference Property,” with each “unit of Reference Property” meaning the kind and amount of Reference Property that a holder of one Ordinary Shares is entitled to receive) upon such Merger Event; provided, however, that any Ordinary Share that the Issuer would have been required to deliver upon conversion of the Note shall instead be deliverable in the amount and type of Reference Property that a holder of that number of Ordinary Shares would have been entitled to receive in such Merger Event.

If the Merger Event causes the Ordinary Shares to be converted into, or exchanged for, the right to receive more than a single type of consideration (determined based in part upon any form of holder election), then (i) the Reference Property into which the Note will be convertible shall be deemed to be the weighted average of the types and amounts of consideration actually received by the holders of Ordinary Shares, and (ii) the unit of Reference Property for purposes of the immediately preceding paragraph shall refer to the consideration referred to in clause (i) attributable to one Ordinary Share. If the holders of the Ordinary Shares receive only cash in such Merger Event, then for all conversions for which the relevant Conversion Date occurs after the effective date of such Merger Event the consideration due upon conversion of each US$1,000 principal amount of Notes shall be solely cash in an amount equal to the Conversion Rate in effect on the Conversion Date, multiplied by the price paid per Ordinary Share, in such Merger Event.

Such amendment described in the second immediately preceding paragraph shall provide for anti-dilution and other adjustments that shall be as nearly equivalent as is practicable to the adjustments provided for in this Article 5 (it being understood that no such adjustments shall be required with respect to any portion of the Reference Property that does not consist of equity securities (however evidenced) or depositary receipts in respect thereof). If, in the case of any Merger Event, the Reference Property includes shares of stock, securities or other property or assets (including cash or any combination thereof) of a Person other than the Issuer or the successor or purchasing Person, as the case may be, in such Merger Event, then such other Person shall also execute such amendment and such amendment shall contain such additional provisions to protect the interests of the Holder.

15.5.2	The Issuer shall not become a party to any Merger Event unless its terms are consistent with this Section5.5. None of the foregoing provisions shall affect the right of the Holder to convert the Note pursuant to the terms of the Note.

15.5.3	The above provisions of this Section 5.5 shall similarly apply to successive Merger Events.

15.6	Principal Market Regulation.

15.6.1	The Issuer shall not issue any Ordinary Shares upon conversion of the Note, or otherwise pursuant to the terms of this Note, if the issuance of such Ordinary Shares would exceed the aggregate number of Ordinary Shares which the Issuer may issue upon conversion of the Notes, or otherwise pursuant to the terms of the Notes, without breaching the Issuer’s obligations under the rules or regulations of the Principal Market (the aggregate number of shares which may be issued under the Notes and Warrants without violating such rules and regulations, including rules related to the aggregate of offerings under NASDAQ Listing Rule 5635(d), the “Exchange Cap”), except that such limitation shall not apply in the event that the Issuer:

(a)	obtains the approval of its stockholders as required by the applicable rules of the Principal Market for issuances of Ordinary Shares in excess of such amount; or

(b)	obtains a written opinion from counsel to the Issuer that such approval is not required, which opinion shall be reasonably satisfactory to the Holder.

15.6.2	If the conversion of the Note will result in Section 5.6.1 being breached, the Issuer shall be entitled to cut back amount of the Note that can be converted until such time as either the condition in Section 5.6.1(a), the condition in Section 5.6.1(b) has been fulfilled or the Issuer is otherwise permitted to issue the Ordinary Shares without breaching Section 5.6.1. The Issuer shall make reasonable endeavours to procure the satisfaction of these conditions without undue delay.

15.7	Notices.

15.7.1	Immediately upon any adjustment of the Conversion Rate, the Issuer shall send written notice thereof to the Holder, setting forth in reasonable detail and certifying the calculation of such adjustment.

15.7.2	The Issuer shall send written notice to the Holder at least twenty (20) days prior to the date on which the Issuer closes its books or takes a record (i) with respect to any dividend or distribution upon Ordinary Shares, any subdivision, stock split, reverse stock split or combination, or any tender offer or exchange offer, (ii) with respect to any pro rata subscription offer to holders of Ordinary Shares or (iii) for determining rights to vote with respect to any Fundamental Change, dissolution or liquidation.

15.7.3	The Issuer shall also give at least twenty (20) days’ prior written notice to the Holder of the date on which any dissolution or liquidation shall take place.

16	CERTAIN COVENANTS

16.1	Additional Amounts.

16.1.1	All payments and deliveries made by, or on behalf of, the Issuer or any successor to the Issuer under or with respect the Note, including payments of principal, payments of interest, payments of any redemption or repurchase price, and payments of cash and/or deliveries of Ordinary Shares (together with payments of cash for any fractional Ordinary Shares) upon conversion of the Note, shall be made free from any restriction or condition without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within any jurisdiction in which the Issuer or any successor to the Issuer is, for tax purposes, organized or resident or doing business (each, as applicable, a “Relevant Taxing Jurisdiction”) or through which payment is made or deemed made (together with each Relevant Taxing Jurisdiction, a “Relevant Jurisdiction,” and in each case, any political subdivision or taxing authority thereof or therein), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, the Issuer or any successor to the Issuer shall pay to the Holder such additional amounts (“Additional Amounts”) as may be necessary to ensure that the net amount received by the Holder after such withholding or deduction (and after deducting any taxes on the Additional Amounts) will equal the amounts that would have been received by the Holder had no such withholding or deduction been required; provided that no Additional Amounts shall be payable for or on account of

(a)	any tax, duty, assessment or other governmental charge that would not have been imposed but for:

(i)	the existence of any present or former connection between the Holder and the Relevant Jurisdiction, other than merely holding the Note or the receipt of payments thereunder, including the Holder or beneficial owner being or having been a national, domiciliary or resident of such Relevant Jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;

(ii)	the failure of the Holder to comply with a timely request from the Issuer or any successor of the Issuer, addressed to the Holder, to provide certification, information, documents or other evidence concerning the Holder’s or nationality, residence, identity or connection with the Relevant Jurisdiction, or to make any declaration or satisfy any other reporting requirement relating to such matters, if and to the extent that due and timely compliance with such request is required by statute, regulation or administrative practice of the Relevant Jurisdiction in order to reduce or eliminate any withholding or deduction as to which Additional Amounts would have otherwise been payable; or

(iii)	the presentation of the Note (in cases in which presentation is required) for payment in the Relevant Jurisdiction, unless the Note could not have been presented for payment elsewhere;

(b)	any estate, inheritance, gift, sale, transfer, excise, personal property or similar tax, assessment or other governmental charge; or

(c)	any tax, duty, assessment or other governmental charge that is payable otherwise than by withholding, deducting or any collection at source from payments or deliveries under or with respect to the Note.

16.1.2	In addition to the foregoing, the Issuer will also pay and indemnify each holder and beneficial owner of the Note for any present or future stamp, issue, registration, value added, court or documentary taxes, or any other excise or property taxes, charges or similar levies or taxes (including penalties, interest and any other reasonable expenses related thereto) which are levied by any Relevant Jurisdiction (and in the case of enforcement, any jurisdiction) on the execution, delivery, registration or enforcement of any of the Notes or any document or instrument referred to herein.

16.1.3	If the Issuer or its successor is required to make any deduction or withholding from any payments or deliveries with respect to the Note, it shall deliver to the Holder official tax receipts evidencing the remittance to the relevant tax authorities of the amounts so withheld or deducted.

16.2	Certain Ordinary Shares Matters.

16.2.1	The Issuer covenants that all Ordinary Shares delivered upon conversion of the Note, will be fully paid and non-assessable by the Issuer and free from any Encumbrance, tax or charge.

16.2.2	The Issuer covenants that, if any Ordinary Share to be provided for the purpose of conversion of the Note hereunder, require registration with or approval of any governmental authority under any federal or state law before such Ordinary Shares may be validly issued upon conversion, the Issuer shall, to the extent then permitted by applicable laws, secure such registration or approval, as the case may be.

16.2.3	The Issuer further covenants that if at any time the Ordinary Shares shall be listed on any national securities exchange or automated quotation system the Issuer will list and keep listed, so long as the Ordinary Shares shall be so listed on such exchange or automated quotation system, any Ordinary Shares deliverable upon conversion of the Note.

16.2.4	The Issuer further covenants to take all actions and obtain all approvals and registrations required with respect to the conversion of the Note into Ordinary Shares and the issuance, and deposit into the Ordinary Shares facility, of the Ordinary Shares. The Issuer also undertakes to maintain, as long as the Note is outstanding, the effectiveness of a registration statement relating to the Ordinary Shares and an adequate number of Ordinary Shares available for issuance thereunder such that Ordinary Shares can be delivered in accordance with the terms of the Note and the Deposit Agreement upon conversion of the Note. The Issuer further covenants to provide the Holder with a reasonably detailed description of the mechanics for the delivery of Ordinary Shares upon any conversion of this Note upon request and to reserve, free from pre-emptive rights, out of its authorized but unissued Ordinary Shares, a number of Ordinary Shares that is greater than or equal to the number of Ordinary Shares due upon full conversion of the Note from time to time.

16.3	Resale of Conversion Securities.

16.3.1	Any resale of the Conversion Securities shall be subject to the exercise of the Registration Rights Agreement by the Purchaser.

16.3.2	The Issuer shall use its reasonable efforts to assist the Holder in the sale or disposition of any Conversion Securities, if the Conversion Securities are covered by an effective registration statement under the Securities Act or if such person provides reasonable evidence to the effect that a sale, transfer or assignment of such Conversion Securities may be made without registration under the Securities Act or that such Conversion Securities are eligible for resale pursuant to Rule 144 under the Securities Act, and upon request of the Holder:

(a)	promptly deliver applicable instruction letters to the Issuer’s transfer agent or the Depositary (as applicable) to remove restrictive legends to the extent permitted by applicable securities laws; and

(b)	with respect to Ordinary Shares listed or traded on any exchange or inter-dealer quotation system, promptly deliver instruction letters to the Issuer’s share registrar and depositary agent to convert any Ordinary Shares to depositary receipts or similar instruments, to cancel any depositary receipts or similar instruments in exchange for Ordinary Shares represented thereby, and/or to deposit any Ordinary Shares in the brokerage account(s) designated by the Holder.

16.4	Transfers of the Note.

16.4.1	The Holder or any subsequent holder of the Note may transfer all or a portion of the Note, in a single transaction or multiple transactions, to (i) any Person that is not engaged in the Related Business, (ii) any Financial Investor, or (iii) any existing owner of any Securities, so long as such transfer complies with applicable securities laws. For purposes of this Section 6.4.1, “Financial Investor” means any of the following:

(a)	any bank, including any commercial bank or private bank;

(b)	any financial institution, including any investment bank, non-banking financial company, core investment company, stockbroker, merchant banker, insurance company, or other financial intermediary that is regulated by a financial services regulator in the relevant jurisdiction;

(c)	any investment fund, including any mutual fund, venture capital fund, hedge fund, bond fund, balanced fund, private equity fund, sovereign wealth fund, pension fund, endowment fund, fund of funds, family office, or other pooled investment vehicle;

(d)	any investment adviser or fund manager;

(e)	any high net-worth individual engaged in financial investment, other than any founder, director or officer of any Person engaged in the Related Business; or

(f)	any special purpose vehicle or investment company Controlled directly or indirectly by any of the above.

16.4.2	Any holder of the Note seeking to transfer all or a portion of the Note will deliver notice of such intended transfer to the Issuer. Subject to the provisions in Section 6.4.1, the Issuer will promptly take all action necessary to effect such transfer, including promptly issuing one or more new Notes to such transferees. Prior to presentation of this Note for registration of transfer, the Issuer shall treat the holder of the Note as the owner and holder of the Note for the purpose of receiving all payments of principal and interest hereon and for all other purposes whatsoever.

16.4.3	In the event that all or a portion of the Note has been transferred to multiple holders, references in the Note to the singular form of “Note” and “holder” shall instead refer to the plural form of such words, mutatis mutandis.

16.5	Equity Incentive Plans. The Issuer covenants that it shall not issue or grant any options, restricted shares, restricted share units or other equity awards of the Issuer, except for Permitted Equity Awards.

16.6	Stay, Extension and Usury Laws. The Issuer covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law or other law that would prohibit or forgive the Issuer from paying all or any portion of the principal of or interest on the Note as contemplated herein, wherever enacted, now or at any time hereafter in force, or that may affect the covenants or the performance of the Note; and the Issuer (to the extent it may lawfully do so) hereby expressly waives all benefit or advantage of any such law, and covenants that it will not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Holder, but will suffer and permit the execution of every such power as though no such Law had been enacted.

16.7	New Note Instruments. Upon request of the Holder for the Note to be broken down into a number of note instruments of smaller principal amounts, the Issuer shall issue additional note instruments of such smaller principal amounts within ten (10) Business Days; provided that the existing note instrument of this Note shall be returned to the Issuer for cancellation.

16.8	Replacement of Note. Upon the loss, theft, destruction or mutilation of this Note (and in the case of loss, theft or destruction, of indemnity from the Holder reasonably acceptable to the Issuer, or in the case of mutilation, upon surrender and cancellation thereof), the Issuer shall within ten (10) Business Days execute and deliver to the Holder, in lieu thereof, a new Note, dated and bearing interest from the date hereof.

16.9	PFIC Disclosure. The Issuer shall use its reasonable efforts to avoid the Issuer or any of its Subsidiaries being classified as a “passive foreign investment company” (a “PFIC”) within the meaning of section 1297 of the U.S. Internal Revenue Code of 1986, as amended, for the current and any future taxable year. Within seventy-five (75) days from the end of each taxable year of the Issuer, the Issuer shall determine whether the Issuer or any of its Subsidiaries was a PFIC in such taxable year. If the Issuer determines that the Issuer or, if applicable, any of its Subsidiaries was a PFIC in a taxable year (or if the U.S. Internal Revenue Service or the Holder informs the Issuer that it has so determined), the Issuer shall, within one hundred and five (105) days from the end of such taxable year, inform the Holder of such determination and shall provide or cause to be provided to the Holder upon request a complete and accurate “PFIC Annual Information Statement” as described in section 1.1295-1(g)(1) of the U.S. Treasury Regulations for the Issuer or the applicable Subsidiary of the Issuer.

17	AMENDMENT AND WAIVER

The amendment, modification or supplement to any term of the Note shall be effected by a written instrument executed by the Holder and the Issuer. The observance of any provision in the Note may be waived only by the written consent of the party against whom such waiver is to be effective.

18	CANCELLATION

After the entire principal amount (including any accrued and unpaid interest) at any time owed on this Note has been paid in full or this Note has been converted in full to Ordinary Shares or other property in accordance with the terms of this Note, this Note shall be surrendered to the Issuer for cancellation and shall not be reissued.

19	GOVERNING LAW AND DISPUTE RESOLUTION

19.1	This Note, and any claim or cause of action hereunder based upon, arising out of or related to this Note (whether based on law, in equity, in contract, in tort or any other theory) or the negotiation, execution, performance or enforcement of this Note, shall be governed by and construed in accordance with the laws of the Hong Kong, without giving effect to the principles of conflicts of law thereof.

19.2	Any dispute arising out of or relating to this Note, including any question regarding its existence, validity or termination (“Dispute”) shall be referred to and finally resolved by arbitration at the Hong Kong International Arbitration Centre in accordance with the UNCITRAL Arbitration Rules then in force. In the case of any Dispute, there shall be three arbitrators. The claimant(s) shall have the right to appoint one arbitrator, the respondent(s) shall have the right to appoint another arbitrator, and the third arbitrator shall be appointed by the Hong Kong International Arbitration Centre. The language to be used in the arbitration proceedings shall be English. The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong. It shall not be incompatible with this arbitration agreement for any party to seek interim or conservatory relief from courts of competent jurisdiction before the constitution of the arbitral tribunal.

20	SENIORITY

This Note and the interest accrued under the Note are the senior obligations of the Issuer and will rank pari passu in right of payment with all other senior and unsubordinated obligations of the Issuer, including any other convertible note issued by the Issuer.

21	CONSOLIDATION, MERGER, SALE, CONVEYANCE AND LEASE

21.1	Company may Consolidate, Etc. on Certain Terms. Subject to the provisions of Section 11.2, the Issuer shall not consolidate with, merge with or into, or sell, convey, transfer or lease all or substantially all of its properties and assets to another Person, unless:

21.1.1	the resulting, surviving or transferee person (the “Successor Company”), if not the Issuer, shall be a corporation organized and existing under the laws of the United States of America, any State thereof, the District of Columbia, the Cayman Islands, the British Virgin Islands, Bermuda or Hong Kong and the Successor Company (if not the Issuer) shall expressly assume, by amendment of the Note all of the obligations of the Issuer under the Note; and

21.1.2	immediately after giving effect to such transaction, no Event of Default or Default shall have occurred and be continuing.

For purposes of this Section 11.1.1, the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of one or more Subsidiaries of the Issuer to another Person, which properties and assets, if held by the Issuer instead of such Subsidiaries, would constitute all or substantially all of the properties and assets of the Issuer on a consolidated basis, shall be deemed to be the sale, conveyance, transfer or lease of all or substantially all of the properties and assets of the Issuer to another Person.

21.2	Successor Corporation to Be Substituted. In case of any such consolidation, merger, sale, conveyance, transfer or lease and upon the assumption by the Successor Company by amendment to the Note of the due and punctual payment of the principal of and accrued and unpaid interest on the Note, the due and punctual delivery or payment, as the case may be, of any consideration due upon conversion of the Note and the due and punctual performance of all of the covenants and conditions of the Note to be performed by the Issuer, such Successor Company (if not the Issuer) shall succeed to and, except in the case of a lease of all or substantially all of the Issuer’s properties and assets, shall be substituted for the Issuer, with the same effect as if it had been named herein as the party of the first part.

21.3	Compliance. No consolidation, merger, sale, conveyance, transfer or lease shall be effective unless the Holder shall receive certificate executed by an executive officer of the Issuer that any such consolidation, merger, sale, conveyance, transfer or lease and any such assumption complies with the provisions of this Article 11.

22	MISCELLANEOUS

22.1	Provisions Binding on Company’s Successors. All the covenants, stipulations, promises and agreements of the Issuer contained in the Note shall bind its successors and assigns whether so expressed or not.

22.2	Official Acts by Successor Company. Any act or proceeding by any provision of the Note authorized or required to be done or performed by any board, committee or officer of the Issuer shall and may be done and performed with like force and effect by the like board, committee or officer of any corporation or other entity that shall at the time be the lawful sole successor of the Issuer.

22.3	Notices. All notices and other communications given under this Note shall be in writing and shall be deemed to have been duly given: (a) upon receipt, when delivered personally; (b) one Business Day after deposit with an internationally recognized overnight courier service; or (c) when sent by confirmed electronic mail if sent during normal business hours of the recipient, or if not, then on the next Business Day, in each case properly addressed to the party to receive the same. The addresses of the parties for such communications are:

If to the Issuer, to:

Currenc Group Inc.

410 North Bridge Road, SPACES City Hall, Singapore 188726

Attn: Dr. HUI Ka Wah Ronnie

Telephone No.: +852 9023 3334

Email: Ronnie.hui@seamlessgroup.com

If to the Holder:

Pine Mountain Holdings Limited

Attn: Mr. LAO Wai Hong

Telephone No.: +852 6050 2130

Email: franklao@gmail.com

A party may change or supplement the addresses given above by giving the other party written notice thereof in the manner set forth above.

22.4	Delays or Omissions. No delay or failure by any party to insist on the strict performance of any provision of the Note, or to exercise any power, right or remedy, will be deemed a waiver or impairment of such performance, power, right or remedy or of any other provision of the Note, nor shall it be construed to be a waiver of any breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring

22.5	Interpretation. If any claim is made by a party relating to any conflict, omission or ambiguity in the provisions of the Note, no presumption or burden of proof or persuasion will be implied because the Note was prepared by or at the request of any party or its counsel.

22.6	Rules of Construction. The headings contained in this Note are for reference purposes only and do not affect in any way the meaning or interpretation of this Note. In this Note, except as otherwise provided, (i) the terms “include”, “includes” and “including” shall be deemed to be followed by the words “without limitation; (ii) where a reference is made herein to an Article, Section, Exhibit or Schedule, such reference is to an Article, Section, Exhibit or Schedule of this Note; (iii) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Note as a whole; (iv) any noun or pronoun shall be deemed to include the plural as well as the singular and to cover all genders; (v) references to a Person are also to its successors and permitted assigns; and (vi) references to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued or related to such legislation.

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IN WITNESS WHEREOF, the Issuer has executed and delivered this Note on the date first written above.

Currenc Group Inc.

By:
Name:
Title:

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